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                                                                    EXHIBIT 8(a)

[FOLEY HOAG LLP LOGO]
ATTORNEYS AT LAW





February 14, 2003






SEACOAST FINANCIAL SERVICES CORPORATION
One Compass Place
New Bedford, Massachusetts  02740

SEACOAST MERGER SUB, INC.
One Compass Place
New Bedford, Massachusetts  02740

         Re:      THE PROPOSED MERGERS OF SEACOAST MERGER SUB, INC. AND
                  BAY STATE BANCORP, INC., AND OF BAY STATE FEDERAL SAVINGS BANK AND COMPASS BANK FOR SAVINGS
                  --------------------------------------------------------------

Ladies and Gentlemen:

         Reference is made to the information set forth under the heading "Material Federal Income Tax Consequences" (the "Federal Income Tax Summary") contained in the Registration Statement on Form S-4 (the "Registration Statement"), filed by Seacoast Financial Services Corporation, with the Securities and Exchange Commission (the "SEC") on February 14, 2003.

         We have aided in the preparation of the Registration Statement, including in particular the Federal Income Tax Summary. We hereby confirm that, in all material respects, the Federal Income Tax Summary is a fair and accurate summary of the matters addressed therein, based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department proposed temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that the IRS will not take contrary positions and that a court may agree with such contrary positions. In addition, no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name in the Federal Income Tax Summary and to the



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Seacoast Financial Services Corporation
Seacoast Merger Sub, Inc.
February 14, 2003
Page 2



filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                         Very truly yours,

                                         FOLEY HOAG LLP


                                         By:  /s/ Richard Schaul-Yoder
                                            --------------------------------
                                                A Partner













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